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                                                                     EXHIBIT 5.1

              [LETTERHEAD FOR ASHURST MORRIS CRISP APPEARS HERE]





4 April 1997


TO:  Alliance Resources Plc
     Kingsbury House
     15-17 King Street
     London SW1Y 6QU



Dear Sirs,

We have acted as legal advisers in England to Alliance Resources PLC (the "Company") in connection with the proposed issue by the Company:

(a) of up to 21,448,787 ordinary shares of 40p each ("New Ordinary Shares") in the capital of the Company (the "LaTex Consideration Shares") and up to 1,927,908 warrants to subscribe for Ordinary Shares (the "LaTex Consideration Warrants") pursuant to an Agreement and Plan of Merger dated 12th August 1996, as amended through 12 March 1997, providing for the merger (the "Merger") of Alliance Resources (Delaware) Inc. a newly formed wholly owned subsidiary of the Company into LaTex Resources, Inc. a Delaware corporation (the "Plan of Merger"):

(b) of (i) 1,343,750 New Ordinary Shares (the "ORRI Consideration Shares", and together with the LaTex Consideration Shares, the "Consideration Shares"),
     (ii) 1,210,938 Warrants to subscribe for New Ordinary Shares (the "ORRI Consideration Warrants", and together with the LaTex Consideration Warrants, the "Consideration Warrants") and (iii) loan notes convertible into 1,078,125 New Ordinary Shares (the "Loan Notes") pursuant to an assignment agreement to be entered into between, inter alia, the Company and LaSalle Street Natural Resources Corporation (the "Bank") (the "Assignment"); and


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(c)  of 156,250 New Ordinary Shares to be issued to the Bank or an affiliate of the Bank in settlement of a financing fee.

We have been provided with the following documents:

(a) a draft circular (Draft 16:4.4.97) addressed to the holders of ordinary shares on the Company's register of shareholders setting out details of the Merger, the Consideration Shares, the Consideration warrants and the Loan Notes and comprising listing particulars required by the London Stock Exchange in accordance with the listing rules made under Section 142 of the Financial Services Act 1986 (the "Circular");

(b) the US registration statement on Form F-4 (Registration No. 333-19013) under the US Securities Act of 1933 as amended (the "Registration Statement") as filed with the Securities and Exchange Commission ("SEC") on 14 March 1997 and updated to 1st April 1997;

(c)  a draft dated 26 March 1997 of the Assignment;

(d)  a copy of the Plan of Merger;

(e) a draft report dated __ _______ 1997 prepared by KPMG pursuant to s.108 of the United Kingdom Companies Act 1985 in relation to the ORRI Consideration Shares and the Loan Notes (the "KPMG Report");

(f) a certified copy of the resolutions of the Board of Directors (and/or a duly constituted and authorised committee thereof) of the Company relating (inter alia) to the creation and issue of the New Shares and the Consideration Warrants and the issue of the Circular (the "Completion Board Resolutions");

(g) a certified copy of the resolution of the Board of Directors (and/or duly constituted and authorised committee thereof) of the Company relating (inter alia) to the approval of the Plan of Merger and the issue of the Registration Statement (the "Board Resolutions");

(h) drafts dated 4 April 1997 of the instrument and the agreement constituting the Consideration Warrants proposed to be executed by the Company (the "Warrant Instruments");

(i) a draft dated 4 April 1997 of the instrument constituting the Loan Notes proposed to be executed by the Company (the "Loan Note Instrument"); and

(j) a certified copy of the Memorandum of Association and Articles of Association of the Company.

We have today carried out a company search at the Companies Registry, in respect of the Company, which did not reveal the existence of any order or resolution to wind up the Company or of the appointment of any receiver or administrator. Notice of an order,


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resolution or appointment does not appear immediately on the microfiche and a company search will not in any event reveal the existence of a petition to wind up or appoint an administrator.

Except as stated above, we have not examined any contracts, instruments or other documents entered into by, or affecting, the Company or any corporate records of the company and have not made any other enquiries concerning the Company or carried out any due diligence exercise. It is not customary for solicitors in the United Kingdom to examine any such contracts, instruments or other documents or any corporate records other than those described above in order to give the opinion stated below.

In giving this opinion, we have assumed:

(i) the Registration Statements as amended, and filed by the Company with the SEC is effective under US law;

(ii)    the genuineness of all signatures;

(iii) the authenticity and completeness of all documents submitted to us as originals;

(iv) that the Board Resolutions and the Completion Board Resolutions were duly passed at a properly convened meeting of duly appointed directors (or committee) of the Company and that a duly qualified quorum of such directors (or committee) present throughout the meeting voted in favour of approving the resolutions, that any provisions contained in the Companies Act 1985 or the Company's articles of Association relating to the declaration of directors' interests or the power of interested directors to vote were duly observed and that such resolutions have not been amended or rescinded and are in full force and effect;

(v) the conformity to original documents of all documents submitted to us as copies and the authenticity and completeness of such original documents;

(vi) that any certificates and other documents dated the date hereof or dated earlier than the date and on which we have expressed reliance remain accurate and that no additional matters would have been disclosed by company searches at the Companies Registry being carried out since the carrying out of the search referred to above;

(vii) that the Company has not passed a voluntary winding-up resolution and that no petition has been presented to or order made by the court for the winding-up of the Company or the appointment of an administrator of the Company and that no receiver has been appointed in respect of the Company or any of its respective assets which in any such case has not been revealed by the company search referred to above;

(viii) that there have been no amendments to the Company's Memorandum or Articles of Association as compared to the form certified as at 18 March 1997 as being in force and provided to us in connection with the giving of this opinion;


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(ix)    that a notice under paragraph 7.1 of the London Stock Exchange Listing
        Rules will be posted in relation to the new Ordinary Shares;

(x) that the financing fee payable to the Bank constitutes a liquidated sum payable by the Company to the Bank;

(xi) that the Warrant Instruments and the Loan Note Instrument will be duly executed, in the form produced to us, on or prior to completion of the Merger;

(xii) that the KPMG Report will be duly issued to the Bank and the Company prior to completion of the Merger;

(xiii) that no material amendments will be made to the Circular from the draft provided to us and that all of the resolutions set out in the Circular will be duly passed unamended;

(xiv) that the Assignment is entered into and completed in accordance with its terms and conditions on or prior to completion of the Merger without waiver or variation of any such terms and conditions; and

(xv) that the Merger is completed in accordance with the terms and conditions of the Plan of Merger without waiver or variation of any such terms and conditions.

We have not investigated the laws of any country other than England and we assume that no foreign law affects any of the conclusions stated below. Accordingly, this opinion is given only with respect to, and is itself governed by, English law. We have not investigated whether the Company is or will by reason of the matters contemplated by the Plan of Merger be in breach of any of its obligations under any agreement, document, deed or instrument except such documents as stated herein.

Based upon the foregoing and subject to any matters not disclosed to us, and subject to the qualifications set out below we are at the opinion that:

(A) the Company is a public limited company, duly incorporated and subsisting under the laws of England and Wales;

(B) the LaTex Consideration Shares and the ORRI Consideration Shares will, upon completion of the Plan of Merger and the Assignment and when issued in accordance with the Circular;

        (i)   be duly and validly authorised; and

        (ii) be validly issued, fully paid and not subject to calls for additional payments of any kind.

(C) the LaTex Consideration Warrants and the ORRI Consideration Warrants will, upon completion of the Plan of Merger and the Assignment and when constituted in


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        accordance with the Warrant Instruments and issued in accordance with the Circular;

        (i)   be duly and validly authorised; and

        (ii) be validly issued, fully paid and (subject to the terms of exercise of the relevant Consideration Warrants) not subject to calls for additional payments of any kind;

   (D) the Loan Notes will, upon completion of the Plan of Merger and the Assignment and when issued in accordance with the Circular;

        (i)   be duly and validly authorised; and

        (ii) be validly issued, partly paid and subject only to such calls for additional payments as are referred to in the Circular; and

   (E) the Ordinary Shares arising on exercise of the LaTex Consideration Warrants and the ORRI Consideration Warrants and on conversion of the Loan Notes in accordance with their terms will, when issued:

        (i)   be duly and validly authorised; and

        (ii) be validly issued, fully paid, and not subject to calls for any additional payment of any kind; and

   (F) the statements in the Registration Statement under the caption "Taxation", insofar as they constitute summaries of the laws of the United Kingdom and of current Inland Revenue Practice, are accurate and complete in all material respects as of the date of this letter.

This opinion is subject to the following qualifications:

   (a) an English company has authority only to carry on those businesses specified in the objects clause of its Memorandum of Association;

   (b) we have not been involved in the drafting, preparation or negotiation of the Registration Statement and accordingly express no opinion as to the sufficiency or effectiveness of it to achieve the purposes contemplated by the parties thereto;

   (c) we have not obtained any further information as to whether there are any breach of warranties or covenants and in particular have not analysed whether the issue of the shares, the entering into of the Plan of Merger or the completion thereof, would breach any financial covenants of the Company; and

   (d) we have conducted no due diligence in respect of the Registration Statement, and accordingly accept no liability save in relation to the limited issues addressed in this opinion.


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We confirm that enforcement of judgments obtained outside the United Kingdom is subject to detailed rules deriving in part from treaty, in part from statute and in part from English common law. In particular, enforcement may not be permitted if a judgment was obtained by fraud, was contrary to public policy of English law, relates to foreign penal or revenue laws, is contrary to natural justice, amounts to judgment on a matter previously determined by an English court, is given in proceedings brought in breach of an agreement for settlement of disputes or if enforcement of the judgment is restricted by the provisions of the Protection of Trading Interests Act 1980 (which primarily relates to multiple damages awards).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required by Section 7 of the US Securities Act of 1933, as amended, or the rules and regulations of the Securities Exchange Commission thereunder.

This opinion is governed by English law.

Yours faithfully,

/s/ ASHURST MORRIS CRISP

Ashurst Morris Crisp



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